Exhibit 99.1

Press Release

Investor Contact: Kimberly Perez

SVP & Chief Accounting Officer

813.421.7694

investorrelations@walterinvestment.com

FOR IMMEDIATE RELEASE

November 9, 2016

WALTER INVESTMENT MANAGEMENT CORP. ANNOUNCES

THIRD QUARTER 2016 HIGHLIGHTS AND FINANCIAL RESULTS

(Tampa, Fla.) – Walter Investment Management Corp. (NYSE: WAC) (“Walter Investment” or the “Company”) today announced operational highlights and financial results for the quarter ended September 30, 2016.

Third Quarter 2016 Operational Highlights and Recent Developments

•	New leadership and engaged workforce

•	New Chief Executive Officer began September 12, 2016 and restructured management team into a more streamlined and simple organization

•	Capital efficiency

•	Transactions with New Residential Mortgage LLC (“NRM”)

•	Closed previously announced ~$32 BN UPB MSR sale to NRM on October 3, 2016 with sub-servicing retained

•	Agreed in October to sell incremental $5.0 BN UPB of MSR to NRM, with sub-servicing expected to be retained(1)

•	Negotiating transaction documents relating to Walter Capital Opportunity (“WCO”) asset sale and related transactions(2)

•	Repurchased $47.5 MN principal balance of Convertible Notes during Q3 2016 for $24.8 MN

•	Issuance of $300 million of 2-year term notes under GTAAFT facility

•	Process efficiency

•	New leadership fully engaged in reassessment of high impact areas and timelines

Third Quarter 2016 Financial Results

GAAP net loss for the quarter ended September 30, 2016 was $101.8 million, or ($2.82) per share, as compared to a GAAP net loss of $76.9 million, or ($2.04) per share for the quarter ended September 30, 2015. The 2016 net loss includes goodwill and intangible assets impairment charges of $60.6 million after tax, or ($1.68) per share(3), and non-cash charges of $17.0 million after tax, or ($0.47) per share(3), resulting from fair value changes due to changes in valuation inputs and other assumptions. Adjusted EBITDA (“AEBITDA”) for the current quarter was $93.7 million and Adjusted Loss was $6.3 million after tax, or ($0.17) per share(3).

(1)	Transaction remains subject to GSE approval and other conditions to closing.
(2)	Transactions subject to negotiation, finalization and execution of transaction documents and, thereafter, GSE approval and other conditions to closing, as applicable.
(3)	Goodwill and intangible assets impairment charges of $97.7 million and non-cash charges of $27.4 million from fair value changes due to changes in valuation inputs and other assumptions are reflected net of tax using the Company’s estimated effective tax rate of 38%.

The goodwill impairment charge incurred in the current quarter relates to the Servicing reporting unit and was primarily the result of lower forecasted cash flows due to continued level of elevated expenses during the third quarter. As a result of this goodwill impairment charge, the Servicing reporting unit no longer has goodwill. The intangible assets impairment was related to the Reverse Mortgage segment and was driven by the shift in strategic direction and reduced profitability expectations for the business.

“Since joining Walter I have channeled my energy to spending time in our business centers evaluating our organization front to back. Clearly we have work to do in a number of important areas but I was encouraged with what I learned and took quick initial actions to simplify, flatten and focus Walter on our customers, operational fundamentals, integration opportunities across our businesses and, most importantly, execution and performance accountability,” said Anthony N. Renzi, Walter Investment’s Chief Executive Officer and President. “I believe that the strategic pillars of capital efficiency, process efficiency and new leadership along with an engaged workforce are the foundation to achieving our goals of delivering consistent profitability and sustainable growth.

We continue to progress on our capital efficiency goals, including the transition to a more fee-for-service business, by completing a series of transactions with New Residential Mortgage, including selling MSRs with sub-servicing retained. These transactions allow us to reduce our interest rate risk exposure and free up capital. Additionally, the cash expected to be generated will enable us to further reduce our debt in the most efficient way possible.

Finally, we continue to take actions to reduce our cost structure and generate additional ways in which we can leverage Lean process improvements, technologies and automation, and employee training to drive process efficiencies and additional productivity. As we progress on these goals, we consistently focus on our core business fundamentals of caring for customers, managing risk and generating cash, with a strong emphasis on performance management and controls. I am excited to be a part of this organization and am ready to face the challenges ahead, confident that the changes underway will put Walter in the best position to succeed,” concluded Mr. Renzi.

Third Quarter 2016 Financial and Operating Overview

Total revenue for the third quarter of 2016 was $297.3 million, an increase of $77.9 million as compared to the prior year quarter, primarily due to $113.4 million higher net servicing revenue and fees partially offset by $34.0 million lower fair value gains on reverse loans and liabilities. The increase in net servicing revenue resulted from $138.9 million lower fair value losses on mortgage servicing rights primarily due to market-driven changes in interest rates. Offsetting this increase was a $10.3 million unfavorable fair value change on servicing rights related liabilities, $7.9 million lower incentive and performance fees driven by lower completed modifications and $7.2 million lower servicing fees primarily due to run-off of the servicing portfolio and the sale of servicing rights for which we did not retain sub-servicing.

Total expenses for the third quarter of 2016 were $465.8 million, an increase of $101.7 million as compared to the prior year quarter, reflecting $97.7 million of goodwill and intangible assets impairment charges in the Servicing and Reverse Mortgage reporting units, respectively.

Segment Results

Results for the Company’s segments are presented below.

Servicing

Ditech is nationally ranked as a top 10 servicer by UPB, servicing approximately 2.0 million accounts, with a UPB of approximately $235.0 billion as of September 30, 2016. On October 3, 2016, the Company closed on the previously announced sale of mortgage servicing rights to NRM, with sub-servicing retained. The Company also agreed in October to the sale of an incremental $5.0 billion UPB of mortgage servicing rights to NRM, with sub-servicing expected to be retained(1). Additionally, Walter Investment, WCO and NRM are negotiating transaction documents relating to a sale of substantially all of WCO’s assets to NRM, including approximately $24.0 billion UPB of base MSR related to WCO excess servicing spread assets(2). Ditech expects to sub-service all of the mortgage servicing rights to be sold by WCO and Ditech to NRM in connection with these transactions. During the three months ended September 30, 2016, the Company experienced a net disappearance rate of 17.7%, an increase of 3.3% as compared to the prior year quarter.

(1)	Transaction remains subject to GSE approval and other conditions to closing.
(2)	Transactions subject to negotiation, finalization and execution of transaction documents and, thereafter, GSE approval and other conditions to closing, as applicable.

The Servicing segment reported $161.6 million of pre-tax loss for the third quarter of 2016 as compared to a pre-tax loss of $152.8 million in the prior year quarter. During the current quarter, the segment generated revenue of $148.9 million, a $117.7 million increase as compared to the third quarter of 2015. This increase was primarily the result of $138.9 million lower fair value losses on our mortgage servicing rights, partially offset by $10.3 million of unfavorable fair value changes on servicing rights related liabilities and $7.5 million lower servicing fees driven by the run-off of the servicing portfolio and the sale of servicing rights for which we did not retain sub-servicing.

Expense for the Servicing segment was $309.7 million, an increase of $116.9 million as compared to the prior year quarter, reflecting $91.0 million of goodwill impairment charges. Operating expenses were $189.7 million, $25.7 million higher as compared to the prior year quarter, driven by additional costs to support efficiency and technology-related initiatives including our servicing platform conversion as well as higher legal accruals for loss contingencies and other legal expenses. Current quarter expenses also included $16.7 million of interest expense and $12.3 million of depreciation and amortization.

The segment generated AEBITDA of $48.4 million and Adjusted Loss of $17.7 million, a decline of $40.8 million and $32.3 million, respectively, as compared to the prior year quarter. These declines were primarily due to a higher level of expenses coupled with lower incentive and performance fees and lower servicing fees.

Originations

Ditech is nationally ranked as a top 20 originator by UPB, generating total pull-through adjusted locked volume for the third quarter of $5.8 billion. While total pull-through adjusted locked volumes declined $0.5 billion as compared to the prior year quarter, there was an increase in locked volumes of $0.2 billion in the higher margin consumer lending channel. Funded loans in the current quarter totaled $5.3 billion, a decrease of 23% from the prior year quarter, primarily driven by declines in the correspondent channel. The combined direct margin for the current quarter was 109 bps, an increase of 3 bps from the prior year quarter, consisting of a weighted average of 189 bps direct margin in the consumer lending channel and 53 bps direct margin in the correspondent channel. The Originations business delivered a recapture rate of 16% for the current quarter.

The Originations segment reported $51.7 million of pre-tax income for the three months ended September 30, 2016, an increase of $15.2 million over the prior year quarter. The segment generated revenue of $133.4 million in the third quarter of 2016, relatively flat as compared to the prior year quarter. Net gains on sales of loans improved $5.7 million as compared to the prior year quarter, primarily due to strong margins driven by a channel mix shift to the higher margin consumer channel, partially offset by $4.3 million lower originations fee income on lower volumes.

Expenses for the Originations segment of $81.8 million declined 14% compared to the prior year quarter, driven by $5.6 million lower salaries and benefits on lower average headcount and $4.6 million lower general and administrative expenses primarily driven by a lower volume of loan fundings and decreased advertising. Expenses for the quarter also included $8.7 million of interest expense and $2.3 million of depreciation and amortization.

The segment generated Adjusted Earnings of $55.7 million and AEBITDA of $58.0 million for the third quarter of 2016, an increase of $11.8 million and $7.0 million, respectively as compared to the prior year quarter, driven primarily by lower expenses.

Reverse Mortgage

The Reverse Mortgage business grew its serviced portfolio 5% as compared to the prior year quarter to $20.8 billion of UPB at September 30, 2016. During the third quarter, the business securitized $246 million of HECM loans.

The Reverse Mortgage segment reported $23.0 million of pre-tax loss in the current quarter, as compared to $22.5 million of pre-tax income in the prior year quarter. The segment generated revenue of $27.0 million for the quarter, a decline of $38.4 million as compared to the prior year quarter primarily due to $34.0 million of lower net fair value gains on reverse loans and related HMBS obligations largely resulting from a flattening in the interest rate curve in 2016 as compared to 2015. Current quarter revenues included $18.6 million net fair value gains on reverse loans and related HMBS obligations, $7.2 million in net servicing revenue and fees and $1.2 million of other revenues. Total expenses for the third quarter of $50.0 million increased $7.2 million as compared to the prior year quarter, primarily driven by $6.7 million of intangible assets impairment charges.

The segment reported an Adjusted Loss of $12.4 million and AEBITDA of ($10.9) million for the third quarter of 2016, a decrease of approximately $13.2 million in each metric as compared to the prior year period, reflecting lower securitization volumes driving a reduction in net servicing revenue and fees, partially offset by a decrease in salaries and benefits.

Other Non-Reportable Segment

The Other Non-Reportable segment reported $25.3 million of pre-tax loss for the third quarter of 2016, an improvement of $12.5 million as compared to the prior year quarter, primarily due to a $13.7 million net gain on debt extinguishment largely attributable to the repurchase of a portion of our Convertible Notes with a carrying value of $39.3 million. The segment reported nominal revenue in both the current and prior year quarters. Total expenses of $36.1 million in the current quarter decreased 16% as compared to the prior year quarter, driven by the resolution of certain matters within the Investment Management business and $1.4 million lower interest expense.

The Other non-reportable segment had an Adjusted Loss of $35.7 million and AEBITDA of ($1.7) million for the third quarter of 2016 as compared to an Adjusted Loss of $32.6 million and AEBITDA of $3.1 million in the third quarter of 2015.

About Walter Investment Management Corp.

Walter Investment Management Corp. is a diversified mortgage banking firm focused primarily on the servicing and origination of residential loans, including reverse loans. Based in Tampa, Fla., the Company has approximately 5,000 employees and services a diverse loan portfolio. For more information about Walter Investment Management Corp., please visit the Company’s website at www.walterinvestment.com. The information on our website is not a part of this release.

Conference Call Webcast

Members of the Company’s leadership team will discuss Walter Investment’s third quarter results and other general business matters during a conference call and live webcast to be held on Wednesday, November 9, 2016, at 9 a.m. Eastern Time. To listen to the event live or in an archive, and to access presentation slides (which include supplemental information) which will be available for at least 30 days, visit the Company’s website at www.walterinvestment.com.

This press release and the accompanying reconciliations include non-GAAP financial measures. For a description of these non-GAAP financial measures, including the reasons management uses each measure, and reconciliations of these non-GAAP financial measures to the most directly comparable financial measures prepared in accordance with GAAP, please see the reconciliations as well as “Non-GAAP Financial Measures” at the end of this press release.

Disclaimer and Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Statements that are not historical fact are forward-looking statements. Certain of these forward-looking statements can be identified by the use of words such as “believes,” “anticipates,” “expects,” “intends,” “plans,” “projects,” “estimates,” “assumes,” “may,” “should,” “will,” “seeks,” “targets,” or other similar expressions. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors, and our actual results, performance or achievements could differ materially from future results, performance or achievements expressed in these forward-looking statements. These forward-looking statements are based on our current beliefs, intentions and expectations. These statements are not guarantees or indicative of future performance. Important assumptions and other important factors that could cause actual results to differ materially from those forward-looking statements include, but are not limited to, those factors, risks and uncertainties described below and in more detail under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2015 and in our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2016, June 30, 2016 and September 30, 2016 and in our other filings with the SEC.

In particular (but not by way of limitation), the following important factors, risks and uncertainties could affect our future results, performance and achievements and could cause actual results, performance and achievements to differ materially from those expressed in the forward-looking statements:

•	our ability to operate our business in compliance with existing and future laws, rules, regulations and contractual commitments affecting our business, including those relating to the origination and servicing of residential loans, the management of third-party assets and the insurance industry (including lender-placed insurance), and changes to, and/or more stringent enforcement of, such laws, rules, regulations and contracts;

•	increased scrutiny and potential enforcement actions by federal and state authorities;

•	the substantial resources (including senior management time and attention) we devote to, and the significant compliance costs we incur in connection with, regulatory compliance and regulatory examinations and inquiries, and any consumer redress, fines, penalties or similar payments we make in connection with resolving such matters;

•	uncertainties relating to interest curtailment obligations and any related financial and litigation exposure (including exposure relating to false claims);

•	potential costs and uncertainties, including the effect on future revenues, associated with and arising from litigation, regulatory investigations and other legal proceedings;

•	our dependence on U.S. government-sponsored entities (especially Fannie Mae) and agencies and their residential loan programs and our ability to maintain relationships with, and remain qualified to participate in programs sponsored by, such entities, our ability to satisfy various existing or future GSE, agency and other capital, net worth, liquidity and other financial requirements applicable to our business, and our ability to remain qualified as a GSE approved seller, servicer or component servicer, including the ability to continue to comply with the GSEs’ respective residential loan and selling and servicing guides;

•	uncertainties relating to the status and future role of GSEs, and the effects of any changes to the origination and/or servicing requirements of the GSEs or various regulatory authorities or the servicing compensation structure for mortgage servicers pursuant to programs of GSEs or various regulatory authorities;

•	our ability to maintain our loan servicing, loan origination, insurance agency or collection agency licenses, or any other licenses necessary to operate our businesses, or changes to, or our ability to comply with, our licensing requirements;

•	our ability to comply with the terms of the stipulated order resolving allegations arising from an FTC and CFPB investigation of Ditech Financial;

•	operational risks inherent in the mortgage servicing and mortgage originations businesses, including our ability to comply with the various contracts to which we are a party, and reputational risks;

•	risks related to the significant amount of senior management turnover recently experienced by the Company;

•	risks related to our substantial levels of indebtedness, including our ability to comply with covenants contained in our debt agreements or obtain any necessary waivers or amendments, generate sufficient cash to service such indebtedness and refinance such indebtedness on favorable terms, as well as our ability to incur substantially more debt;

•	our ability to renew advance financing facilities or warehouse facilities and maintain adequate borrowing capacity under such facilities;

•	our ability to maintain or grow our servicing business and our residential loan originations business;

•	our ability to achieve our strategic initiatives, particularly our ability to: execute and complete balance sheet management activities; execute and realize planned operational improvements and efficiencies; make arrangements with potential capital partners; complete sales of assets to, and enter into other arrangements with, third parties; increase the mix of our fee-for-service business; reduce our debt; and develop new business, including acquisitions of MSRs or entering into new subservicing arrangements;

•	uncertainties relating to the potential sale of substantially all of our insurance business;

•	changes in prepayment rates and delinquency rates on the loans we service or sub-service;

•	the ability of our clients and credit owners to transfer or otherwise terminate our servicing or sub-servicing rights;

•	a downgrade of, or other adverse change relating to, our servicer ratings or credit ratings;

•	our ability to collect reimbursements for servicing advances and earn and timely receive incentive payments and ancillary fees on our servicing portfolio;

•	our ability to collect indemnification payments and enforce repurchase obligations relating to mortgage loans we purchase from our correspondent clients and our ability to collect in a timely manner indemnification payments relating to servicing rights we purchase from prior servicers;

•	local, regional, national and global economic trends and developments in general, and local, regional and national real estate and residential mortgage market trends in particular, including the volume and pricing of home sales and uncertainty regarding the levels of mortgage originations and prepayments;

•	uncertainty as to the volume of originations activity we will benefit from prior to, and following, the expiration of HARP, which is scheduled to occur on September 30, 2017, including uncertainty as to the number of “in-the-money” accounts we may be able to refinance;

•	risks associated with the origination, securitization and servicing of reverse mortgages, including changes to reverse mortgage programs operated by FHA, HUD or Ginnie Mae, our ability to accurately estimate interest curtailment liabilities, continued demand for HECM loans and other reverse mortgages, our ability to fund HECM repurchase obligations, our ability to fund principal additions on our HECM loans, and our ability to securitize our HECM loans and tails;

•	our ability to realize all anticipated benefits of past, pending or potential future acquisitions or joint venture investments;

•	the effects of competition on our existing and potential future business, including the impact of competitors with greater financial resources and broader scopes of operation;

•	changes in interest rates and the effectiveness of any hedge we may employ against such changes;

•	risks and potential costs associated with technology and cybersecurity, including: the risks of technology failures and of cyber-attacks against us or our vendors; our ability to adequately respond to actual or alleged cyber-attacks; and our ability to implement adequate internal security measures and protect confidential borrower information;

•	risks and potential costs associated with the implementation of new or more current technology such as MSP, the use of vendors (including offshore vendors) or the transfer of our servers or other infrastructure to new data center facilities;

•	our ability to comply with evolving and complex accounting rules, many of which involve significant judgment and assumptions;

•	the risk that we could have an “ownership change” under Section 382 of the Internal Revenue Code of 1986, as amended, that could limit our ability to use tax losses to offset future taxable income;

•	uncertainties regarding impairment charges relating to our goodwill or other intangible assets;

•	our ability to maintain effective internal controls over financial reporting and disclosure controls and procedures;

•	our ability to manage conflicts of interest relating to our investment in WCO and maintain our relationship with WCO; and

•	risks related to our relationship with Walter Energy and uncertainties arising from or relating to its bankruptcy filings, including potential liability for any taxes, interest and/or penalties owed by the Walter Energy consolidated group for the full or partial tax years during which certain of the Company’s former subsidiaries were a part of such consolidated group and certain other tax risks allocated to us in connection with our spin-off from Walter Energy.

All of the above factors, risks and uncertainties are difficult to predict, contain uncertainties that may materially affect actual results and may be beyond our control. New factors, risks and uncertainties emerge from time to time, and it is not possible for our management to predict all such factors, risks and uncertainties.

Although we believe that the assumptions underlying the forward-looking statements (including those relating to our outlook) contained herein are reasonable, any of the assumptions could be inaccurate, and therefore any of these statements included herein may prove to be inaccurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by us or any other person that the results or conditions described in such statements or our objectives and plans will be achieved. We make no commitment to revise or update any forward-looking statements in order to reflect events or circumstances after the date any such statement is made, except as otherwise required under the federal securities laws. If we were in any particular instance to update or correct a forward-looking statement, investors and others should not conclude that we would make additional updates or corrections thereafter except as otherwise required under the federal securities laws.

Amounts or metrics that relate to future earnings projections are forward-looking and subject to significant business, economic, regulatory and competitive uncertainties, many of which are beyond the control of us and our management, and are based upon assumptions with respect to future decisions, which are subject to change. Actual results will vary and those variations may be material. Nothing in this press release should be regarded as a representation by any person that any target will be achieved and we undertake no duty to update any target. Please refer to the disclosures in this press release, in our Annual Report on Form 10-K for the year ended December 31, 2015, our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2016, June 30, 2016 and September 30, 2016 and our other filings with the SEC for important information regarding forward-looking statements and the use and limitations of non-GAAP financial measures.

In addition, this press release may contain statements of opinion or belief concerning market conditions and similar matters. In certain instances, those opinions and beliefs could be based upon general observations by members of our management, anecdotal evidence and/or our experience in the conduct of our business, without specific investigation or statistical analyses. Therefore, while such statements reflect our view of the industries and markets in which we are involved, they should not be viewed as reflecting verifiable views and such views may not be shared by all who are involved in those industries or markets.

Walter Investment Management Corp. and Subsidiaries

Consolidated Statements of Comprehensive Income (Loss)

(in thousands)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2016	2015	2016	2015
REVENUES
Net servicing revenue and fees	$111,629	$(1,771)	$37,803	$313,031
Net gains on sales of loans	122,014	116,218	306,667	360,844
Interest income on loans	11,332	12,410	35,352	62,537
Net fair value gains on reverse loans and related HMBS obligations	18,627	52,644	61,485	90,233
Insurance revenue	10,000	8,763	31,644	34,323
Other revenues	23,728	31,129	78,623	81,715

Total revenues	297,330	219,393	551,574	942,683

EXPENSES
Salaries and benefits	133,199	142,088	399,519	432,473
General and administrative	151,792	132,067	417,174	402,814
Goodwill and intangible assets impairment	97,716	—	313,128	56,539
Interest expense	65,302	66,728	193,950	210,264
Depreciation and amortization	16,580	20,646	45,543	53,371
Other expenses, net	1,206	2,595	5,609	8,043

Total expenses	465,795	364,124	1,374,923	1,163,504

OTHER GAINS (LOSSES)
Net gains on extinguishment	13,734	—	14,662	—
Other net fair value gains (losses)	(3,302)	1,119	(6,265)	3,573
Other	(150)	12,054	(1,706)	21,013

Total other gains	10,282	13,173	6,691	24,586

Loss before income taxes	(158,183)	(131,558)	(816,658)	(196,235)
Income tax benefit	(56,357)	(54,630)	(309,729)	(50,180)

Net loss	$(101,826)	$(76,928)	$(506,929)	$(146,055)

Comprehensive loss	$(101,840)	$(76,793)	$(506,902)	$(145,804)

Net loss	$(101,826)	$(76,928)	$(506,929)	$(146,055)

Basic and diluted loss per common and common equivalent share	$(2.82)	$(2.04)	$(14.15)	$(3.87)

Weighted-average common and common equivalent shares outstanding — basic and diluted	36,144	37,802	35,828	37,760

Walter Investment Management Corp. and Subsidiaries

Consolidated Balance Sheets

(in thousands, except share and per share data)

	September 30, 2016	December 31, 2015
	(unaudited)
ASSETS
Cash and cash equivalents	$285,682	$202,828
Restricted cash and cash equivalents	300,268	708,099
Residential loans at amortized cost, net (includes $3,224 and $4,457 in allowance for loan losses at September 30, 2016 and December 31, 2015, respectively)	616,936	541,406
Residential loans at fair value	12,640,302	12,673,439
Receivables, net (includes $15,010 and $16,542 at fair value at September 30, 2016 and December 31, 2015, respectively)	196,939	214,398
Servicer and protective advances, net (includes $124,055 and $120,338 in allowance for uncollectible advances at September 30, 2016 and December 31, 2015, respectively)	1,274,641	1,595,911
Servicing rights, net (includes $1,195,014 and $1,682,016 at fair value at September 30, 2016 and December 31, 2015, respectively)	1,284,543	1,788,576
Goodwill	65,302	367,911
Intangible assets, net	68,075	84,038
Premises and equipment, net	94,586	106,481

Deferred tax assets, net	425,878	108,050
Other assets (includes $80,435 and $58,512 at fair value at September 30, 2016 and December 31, 2015, respectively)	255,259	200,364

Total assets	$17,508,411	$18,591,501

LIABILITIES AND STOCKHOLDERS’ EQUITY
Payables and accrued liabilities (includes $18,522 and $6,475 at fair value at September 30, 2016 and December 31, 2015, respectively)	$763,950	$639,980
Servicer payables	141,422	603,692
Servicing advance liabilities	1,023,770	1,229,280
Warehouse borrowings	1,362,209	1,340,388
Servicing rights related liabilities at fair value	119,267	117,000
Corporate debt	2,124,541	2,157,424
Mortgage-backed debt (includes $529,373 and $582,340 at fair value at September 30, 2016 and December 31, 2015, respectively)	970,065	1,051,679
HMBS related obligations at fair value	10,699,720	10,647,382

Total liabilities	17,204,944	17,786,825

Commitments and contingencies (Note 15)

Stockholders’ equity:
Preferred stock, $0.01 par value per share:
Authorized - 10,000,000 shares
Issued and outstanding - 0 shares at September 30, 2016 and December 31, 2015	—	—
Common stock, $0.01 par value per share:
Authorized - 90,000,000 shares
Issued and outstanding - 36,311,037 and 35,573,405 shares at September 30, 2016 and December 31, 2015, respectively	363	355
Additional paid-in capital	597,139	591,454
Retained earnings (accumulated deficit)	(294,875)	212,054
Accumulated other comprehensive income	840	813

Total stockholders’ equity	303,467	804,676

Total liabilities and stockholders’ equity	$17,508,411	$18,591,501

Non-GAAP Financial Measures

We manage our Company in three reportable segments: Servicing, Originations and Reverse Mortgage. We measure the performance of our business segments through the following measures: income (loss) before income taxes, Adjusted Earnings (Loss), and Adjusted EBITDA. Management considers Adjusted Earnings (Loss) and Adjusted EBITDA, both non-GAAP financial measures, to be important in the evaluation of our business segments and of the Company as a whole, as well as for allocating capital resources to our segments. Adjusted Earnings (Loss), Adjusted Earnings per share and Adjusted EBITDA are supplemental metrics utilized by management to assess the underlying key drivers and operational performance of the continuing operations of the business. In addition, analysts, investors, and creditors may use these measures when analyzing our operating performance. Adjusted Earnings (Loss) and Adjusted EBITDA are not presentations made in accordance with GAAP and our use of these measures and terms may vary from other companies in our industry.

Adjusted Earnings (Loss) and Adjusted Earnings per share is defined as net income (loss) with respect to the consolidated entity, and income (loss) before income taxes at the segment level, plus: changes in fair value due to changes in valuation inputs and other assumptions; certain depreciation and amortization costs related to the increased basis in assets (including servicing rights and sub-servicing contracts) acquired within business combination transactions (or step-up depreciation and amortization); goodwill and intangible assets impairment, if any; a portion of the provision for curtailment expense, net of expected third-party recoveries; share-based compensation expense; non-cash interest expense; restructuring costs; estimated settlements and costs for certain legal and regulatory matters; fair value to cash adjustments for reverse loans; and select other cash and non-cash adjustments primarily including severance; gain or loss on extinguishment of debt; the net impact of the Non-Residual Trusts; transaction and integration costs; and certain non-recurring costs. Adjusted Earnings (Loss) and Adjusted Earnings per share exclude unrealized changes in fair value of MSRs that are based on projections of expected future cash flows and prepayments. Adjusted Earnings (Loss) and Adjusted Earnings per share include both cash and non-cash gains from mortgage loan origination activities. Non-cash gains are net of non-cash charges or reserves provided. Adjusted Earnings (Loss) and Adjusted Earnings per share include cash generated from reverse mortgage origination activities. Adjusted Earnings (Loss) and Adjusted Earnings per share may from time to time also include other adjustments, as applicable based upon facts and circumstances, consistent with the intent of providing investors with a supplemental means of evaluating our operating performance.

Adjusted EBITDA eliminates the effects of financing, income taxes and depreciation and amortization. Adjusted EBITDA is defined as net income (loss) with respect to the consolidated entity, and income (loss) before income taxes at the segment level, plus: amortization of servicing rights and other fair value adjustments; interest expense on corporate debt; depreciation and amortization; goodwill and intangible assets impairment, if any; a portion of the provision for curtailment expense, net of expected third-party recoveries; share-based compensation expense; restructuring costs; estimated settlements and costs for certain legal and regulatory matters; fair value to cash adjustments for reverse loans; and select other cash and non-cash adjustments primarily the net provision for the repurchase of loans sold; non-cash interest income; severance; gain or loss on extinguishment of debt; interest income on unrestricted cash and cash equivalents; the net impact of the Non-Residual Trusts; the provision for loan losses; Residual Trust cash flows; transaction and integration costs; servicing fee economics; and certain non-recurring costs. Adjusted EBITDA includes both cash and non-cash gains from mortgage loan origination activities. Adjusted EBITDA excludes the impact of fair value option accounting on certain assets and liabilities and includes cash generated from reverse mortgage origination activities. Adjusted EBITDA may also include other adjustments, as applicable based upon facts and circumstances, consistent with the intent of providing investors a supplemental means of evaluating our operating performance.

The Company intends to revise its method of calculating Adjusted Earnings (Loss) beginning with its Form 10-K for the fiscal year ended December 31, 2016 (and related earnings materials) to eliminate adjustments for step-up depreciation and amortization, which represents depreciation and amortization costs related to the increased basis in assets (including servicing rights and sub-servicing contracts) acquired within business combination transactions.

Adjusted Earnings (Loss), Adjusted Earnings per share and Adjusted EBITDA should not be considered as alternatives to (i) net income (loss) or any other performance measures determined in accordance with GAAP or (ii) operating cash flows determined in accordance with GAAP. Adjusted Earnings (Loss), Adjusted Earnings per share and Adjusted EBITDA have important limitations as analytical tools, and should not be considered in isolation or as substitutes for analysis of our results as reported under GAAP. Some of the limitations of these metrics are:

•	Adjusted Earnings (Loss), Adjusted Earnings per share and Adjusted EBITDA do not reflect cash expenditures for long-term assets and other items that have been and will be incurred, future requirements for capital expenditures or contractual commitments;

•	Adjusted Earnings (Loss), Adjusted Earnings per share and Adjusted EBITDA do not reflect changes in, or cash requirements for, our working capital needs;

•	Adjusted Earnings (Loss), Adjusted Earnings per share and Adjusted EBITDA do not reflect certain tax payments that represent reductions in cash available to us;

•	Adjusted Earnings (Loss), Adjusted Earnings per share and Adjusted EBITDA do not reflect any cash requirements for the assets being depreciated and amortized that may have to be replaced in the future;

•	Adjusted Earnings (Loss), Adjusted Earnings per share and Adjusted EBITDA do not reflect non-cash compensation which is and will remain a key element of our overall long-term incentive compensation package;

•	Adjusted Earnings (Loss), Adjusted Earnings per share and Adjusted EBITDA do not reflect the change in fair value due to changes in valuation inputs and other assumptions;

•	Adjusted EBITDA does not reflect the change in fair value resulting from the realization of expected cash flows; and

•	Adjusted EBITDA does not reflect the significant interest expense or the cash requirements necessary to service interest or principal payments on our servicing rights related liabilities and corporate debt, although it does reflect interest expense associated with our servicing advance liabilities, master repurchase agreements, mortgage-backed debt, and HMBS related obligations.

Because of these limitations, Adjusted Earnings (Loss), Adjusted Earnings per share and Adjusted EBITDA should not be considered as measures of discretionary cash available to us to invest in the growth of our business. We compensate for these limitations by relying primarily on our GAAP results and using Adjusted Earnings (Loss), Adjusted Earnings per share and Adjusted EBITDA only as supplements. Users of our financial statements are cautioned not to place undue reliance on Adjusted Earnings (Loss), Adjusted Earnings per share and Adjusted EBITDA.

Walter Investment Management Corp.

Segment Results of Operations and Non-GAAP Financial Measures

For the Three Months Ended September 30, 2016

(in thousands)

	Servicing	Originations	Reverse Mortgage	Other	Eliminations	Total Consolidated
REVENUES:
Servicing revenue and fees	$107,473	$—	$7,155	$—	$(2,999)	$111,629
Gain on loan sales, net	(2,271)	123,285	—	—	1,000	122,014
Interest income on loans	11,320	12	—	—	—	11,332
Insurance revenue	10,000	—	—	—	—	10,000
Net fair value gains on reverse loans and related HMBS obligations	—	—	18,627	—	—	18,627
Other income	22,351	10,143	1,241	(194)	(9,813)	23,728

Total revenues	148,873	133,440	27,023	(194)	(11,812)	297,330

EXPENSES:
Interest expense	16,657	8,718	2,941	36,986	—	65,302
Depreciation and amortization	12,322	2,341	1,917	—	—	16,580
Goodwill and intangible assets impairment	90,981	—	6,735	—	—	97,716
Other expenses, net	189,700	70,709	38,453	(853)	(11,812)	286,197

Total expenses	309,660	81,768	50,046	36,133	(11,812)	465,795

OTHER GAINS (LOSSES)
Gain (loss) on extinguishment of debt	—	—	—	13,734	—	13,734
Net fair value gains (losses)	(644)	—	—	(2,658)	—	(3,302)
Other	(150)	—	—	—	—	(150)

Total other gains (losses)	(794)	—	—	11,076	—	10,282

Income (loss) before income taxes	(161,581)	51,672	(23,023)	(25,251)	—	(158,183)
ADJUSTED EARNINGS (LOSS)
Goodwill and intangible assets impairment	90,981	—	6,735	—	—	97,716
Changes in fair value due to changes in valuation inputs and other assumptions	26,672	—	—	—	—	26,672
Step-up depreciation and amortization	6,632	156	966	—	—	7,754
Step-up amortization of sub-servicing rights	4,335	—	—	—	—	4,335
Non-cash interest expense	829	—	—	2,835	—	3,664
Share-based compensation expense	1,178	357	157	259	—	1,951
Fair value to cash adjustment for reverse loans	—	—	690	—	—	690
Restructuring and exit costs	1,396	(16)	160	1,102	—	2,642
Other(1)	11,842	3,488	1,961	(14,666)	—	2,625

Total adjustments	143,865	3,985	10,669	(10,470)	—	148,049

Adjusted Earnings (Loss)	(17,716)	55,657	(12,354)	(35,721)	—	(10,134)
ADJUSTED EBITDA
Amortization of servicing rights and other fair value adjustments	61,170	—	432	—	—	61,602
Interest expense on debt	1,518	—	—	34,152	—	35,670
Depreciation and amortization	5,690	2,185	951	—	—	8,826
Other(2)	(2,215)	119	32	(146)	—	(2,210)

Total adjustments	66,163	2,304	1,415	34,006	—	103,888

Adjusted EBITDA	$48,447	$57,961	$(10,939)	$(1,715)	$—	$93,754

(1)	Includes the net provision for the repurchase of loans sold, non-cash interest income, severance, gain on extinguishment of debt, interest income on unrestricted cash and cash equivalents, the net impact of the Non-Residual Trusts, the provision for loan losses, Residual Trust cash flows, transaction and integration costs; servicing fee economics; and certain non-recurring costs.
(2)	Includes severance, gain on extinguishment of debt, the net impact of the Non-Residual Trusts; transaction and integration costs; and certain non-recurring costs.

Walter Investment Management Corp.

Segment Results of Operations and Non-GAAP Financial Measures

For the Three Months Ended September 30, 2015

(in thousands)

	Servicing	Originations	Reverse Mortgage	Other	Eliminations	Total Consolidated
REVENUES:
Servicing revenue and fees	$(9,859)	$—	$11,247	$—	$(3,159)	$(1,771)
Gain on loan sales, net	(2,286)	117,580	—	—	924	116,218
Interest income on loans	12,397	13	—	—	—	12,410
Insurance revenue	8,763	—		—	—	8,763
Net fair value gains on reverse loans and related HMBS obligations	—	—	52,644	—	—	52,644
Other income	22,171	14,433	1,504	739	(7,718)	31,129

Total revenues	31,186	132,026	65,395	739	(9,953)	219,393

EXPENSES:
Interest expense	17,303	10,211	843	38,371	—	66,728
Depreciation and amortization	11,437	7,204	2,001	4	—	20,646
Other expenses, net	163,992	78,093	40,008	4,610	(9,953)	276,750

Total expenses	192,732	95,508	42,852	42,985	(9,953)	364,124

OTHER GAINS (LOSSES)
Net fair value gains (losses)	(213)	—	—	1,332	—	1,119
Other	8,937	—	—	3,117	—	12,054

Total other gains (losses)	8,724	—	—	4,449	—	13,173

Income (loss) before income taxes	(152,822)	36,518	22,543	(37,797)	—	(131,558)
ADJUSTED EARNINGS (LOSS)
Changes in fair value due to changes in valuation inputs and other assumptions	147,900	—	—	—	—	147,900
Step-up depreciation and amortization	6,945	5,068	1,329	—	—	13,342
Step-up amortization of sub-servicing contracts	4,737	—	—	—	—	4,737
Non-cash interest expense	375	—	—	2,759	—	3,134
Share-based compensation expense	3,346	1,487	929	154	—	5,916
Fair value to cash adjustments for reverse loans	—	—	(27,441)	—	—	(27,441)
Curtailment expense	—	—	450	—	—	450
Legal and regulatory matters	—	—	2,158	—	—	2,158
Restructuring and exit costs	3,756	664	973	127	—	5,520
Other(1)	335	137	26	2,188	—	2,686

Total adjustments	167,394	7,356	(21,576)	5,228	—	158,402

Adjusted Earnings (Loss)	14,572	43,874	967	(32,569)	—	26,844
ADJUSTED EBITDA
Amortization of servicing rights and other fair value adjustments	68,098	—	499	—	—	68,597
Interest expense on debt	2,270	—	1	35,612	—	37,883
Depreciation and amortization	4,492	2,136	672	4	—	7,304
Other(2)	(232)	4,950	76	22	—	4,816

Total adjustments	74,628	7,086	1,248	35,638	—	118,600

Adjusted EBITDA	$89,200	$50,960	$2,215	$3,069	$—	$145,444

(1)	Includes the net provision for the repurchase of loans sold, non-cash interest income, severance, gain on extinguishment of debt, interest income on unrestricted cash and cash equivalents, the net impact of the Non-Residual Trusts, the provision for loan losses, Residual Trust cash flows, transaction and integration costs; servicing fee economics; and certain non-recurring costs.
(2)	Includes severance, gain on extinguishment of debt, the net impact of the Non-Residual Trusts; transaction and integration costs; and certain non-recurring costs.

Walter Investment Management Corp.

Segment Results of Operations and Non-GAAP Financial Measures

For the Nine Months Ended September 30, 2016

(in thousands)

	Servicing	Originations	Reverse Mortgage	Other	Eliminations	Total Consolidated
REVENUES:
Servicing revenue and fees	$25,954	$—	$21,065	$—	$(9,216)	$37,803
Gain on loan sales, net	(7,998)	311,625	—	—	3,040	306,667
Interest income on loans	35,315	37	—	—	—	35,352
Insurance revenue	31,644	—	—	—	—	31,644
Net fair value gains on reverse loans and related HMBS obligations	—	—	61,485	—	—	61,485
Other income	73,516	32,264	4,705	(119)	(31,743)	78,623

Total revenues	158,431	343,926	87,255	(119)	(37,919)	551,574

EXPENSES:
Interest expense	53,549	24,729	6,870	108,802	—	193,950
Depreciation and amortization	33,807	6,934	4,792	10	—	45,543
Goodwill and intangible assets impairment	306,393	—	6,735	—	—	313,128
Other expenses, net	537,510	198,575	112,774	11,362	(37,919)	822,302

Total expenses	931,259	230,238	131,171	120,174	(37,919)	1,374,923

OTHER GAINS (LOSSES)
Gain (loss) on extinguishment of debt	—	—	—	14,662	—	14,662
Net fair value gains (losses)	(418)	—	—	(5,847)	—	(6,265)
Other	(682)	—	(1,024)	—	—	(1,706)

Total other gains (losses)	(1,100)	—	(1,024)	8,815	—	6,691

Income (loss) before income taxes	(773,928)	113,688	(44,940)	(111,478)	—	(816,658)
ADJUSTED EARNINGS (LOSS)
Goodwill and intangible assets impairment	306,393	—	6,735	—	—	313,128
Changes in fair value due to changes in valuation inputs and other assumptions	385,826	—	—	—	—	385,826
Step-up depreciation and amortization	19,967	608	2,755	—	—	23,330
Step-up amortization of sub-servicing rights	8,313	—	—	—	—	8,313
Non-cash interest expense	818	—	—	8,642	—	9,460
Share-based compensation expense	5,119	590	1,080	867	—	7,656
Fair value to cash adjustment for reverse loans	—	—	(2,507)	—	—	(2,507)
Legal and regulatory matters	2,196	—	—	—	—	2,196
Restructuring and exit costs	7,403	2,083	567	1,329	—	11,382
Other(1)	18,215	5,003	4,407	(4,670)	—	22,955

Total adjustments	754,250	8,284	13,037	6,168	—	781,739

Adjusted Earnings (Loss)	(19,678)	121,972	(31,903)	(105,310)	—	(34,919)
ADJUSTED EBITDA
Amortization of servicing rights and other fair value adjustments	191,422	—	1,338	—	—	192,760
Interest expense on debt	5,504	—	—	100,161	—	105,665
Depreciation and amortization	13,840	6,326	2,037	10	—	22,213
Other(2)	(3,317)	(3,093)	86	201	—	(6,123)

Total adjustments	207,449	3,233	3,461	100,372	—	314,515

Adjusted EBITDA	$187,771	$125,205	$(28,442)	$(4,938)	$—	$279,596

(1)	Includes the net provision for the repurchase of loans sold, non-cash interest income, severance, gain on extinguishment of debt, interest income on unrestricted cash and cash equivalents, the net impact of the Non-Residual Trusts, the provision for loan losses, Residual Trust cash flows, transaction and integration costs; servicing fee economics; and certain non-recurring costs.
(2)	Includes severance, gain on extinguishment of debt, the net impact of the Non-Residual Trusts; transaction and integration costs; and certain non-recurring costs.

Walter Investment Management Corp.

Segment Results of Operations and Non-GAAP Financial Measures

For the Nine Months Ended September 30, 2015

(in thousands)

	Servicing	Originations	Reverse Mortgage	Other	Eliminations	Total Consolidated
REVENUES:
Servicing revenue and fees	$286,405	$—	$34,568	$—	$(7,942)	$313,031
Gain on loan sales, net	1,418	358,600	(98)	—	924	360,844
Interest income on loans	62,487	50	—	—	—	62,537
Insurance revenue	34,323	—	—	—	—	34,323
Net fair value gains on reverse loans and related HMBS obligations	—	—	90,233	—	—	90,233
Other income	64,512	32,378	4,791	4,886	(24,852)	81,715

Total revenues	449,145	391,028	129,494	4,886	(31,870)	942,683

EXPENSES:
Interest expense	67,062	27,958	3,074	112,170	—	210,264
Depreciation and amortization	34,322	13,083	5,955	11	—	53,371
Goodwill impairment	—	—	56,539	—	—	56,539
Other expenses, net	474,548	238,706	145,800	16,146	(31,870)	843,330

Total expenses	575,932	279,747	211,368	128,327	(31,870)	1,163,504

OTHER GAINS (LOSSES)
Net fair value gains (losses)	(545)	—	—	4,118	—	3,573
Other	6,134	—	—	14,879	—	21,013

Total other gains (losses)	5,589	—	—	18,997	—	24,586

Income (loss) before income taxes	(121,198)	111,281	(81,874)	(104,444)	—	(196,235)
ADJUSTED EARNINGS (LOSS)
Goodwill impairment	—	—	56,539	—	—	56,539
Changes in fair value due to changes in valuation inputs and other assumptions	157,312	—	—	—	—	157,312
Step-up depreciation and amortization	20,912	6,856	3,985	—	—	31,753
Step-up amortization of sub-servicing contracts	14,564	—	—	—	—	14,564
Non-cash interest expense	1,493	—	—	7,983	—	9,476
Share-based compensation expense	8,474	3,737	1,749	385	—	14,345
Fair value to cash adjustments for reverse loans	—	—	(7,647)	—	—	(7,647)
Curtailment expense	—	—	23,012	—	—	23,012
Legal and regulatory matters	2,218	—	5,020	—	—	7,238
Restructuring and exit costs	5,739	985	973	851	—	8,548
Other(1)	1,583	559	456	6,470	—	9,068

Total adjustments	212,295	12,137	84,087	15,689	—	324,208

Adjusted Earnings (Loss)	91,097	123,418	2,213	(88,755)	—	127,973
ADJUSTED EBITDA
Amortization of servicing rights and other fair value adjustments	184,019	—	1,576	—	—	185,595
Interest expense on debt	6,987	—	2	104,187	—	111,176
Depreciation and amortization	13,410	6,227	1,970	11	—	21,618
Other(2)	(5,640)	7,493	175	109	—	2,137

Total adjustments	198,776	13,720	3,723	104,307	—	320,526

Adjusted EBITDA	$289,873	$137,138	$5,936	$15,552	$—	$448,499

(1)	Includes the net provision for the repurchase of loans sold, non-cash interest income, severance, gain on extinguishment of debt, interest income on unrestricted cash and cash equivalents, the net impact of the Non-Residual Trusts, the provision for loan losses, Residual Trust cash flows, transaction and integration costs; servicing fee economics; and certain non-recurring costs.
(2)	Includes severance, gain on extinguishment of debt, the net impact of the Non-Residual Trusts; transaction and integration costs; and certain non-recurring costs.

Reconciliation of GAAP Net Loss to

Non-GAAP AEBITDA

(in millions)

	For the Three Months Ended		For the Nine Months Ended
	September 30, 2016	September 30, 2015	September 30, 2016	September 30, 2015
Net loss	$(101.8)	$(76.9)	$(506.9)	$(146.0)
Adjust for: income tax expense (benefit)	(56.4)	(54.7)	(309.7)	(50.2)

Loss before income taxes	(158.2)	(131.6)	(816.6)	(196.2)
Add/(Subtract):
Goodwill and intangible assets impairment	97.7	—	313.1	56.5
Amortization of servicing rights and other fair value adjustments	92.6	221.2	586.9	357.5
Interest expense	39.3	41.0	115.1	120.7
Depreciation and amortization	16.6	20.6	45.5	53.4
Legal and regulatory matters	—	2.2	2.2	7.2
Curtailment expense	—	0.5	—	23.0
Share-based compensation expense	2.0	5.9	7.7	14.3
Fair value to cash adjustment for reverse loans	0.7	(27.4)	(2.5)	(7.6)
Restructuring and exit costs	2.6	5.5	11.4	8.5
Other(1)	0.4	7.5	16.8	11.2

Sub-total	251.9	277.0	1,096.2	644.7

Adjusted EBITDA	$93.7	$145.4	$279.6	$448.5

(1)	Includes the net provision for the repurchase of loans sold, non-cash interest income, severance, gain on extinguishment of debt, interest income on unrestricted cash and cash equivalents, the net impact of the Non-Residual Trusts, the provision for loan losses, Residual Trust cash flows, transaction and integration costs; servicing fee economics; and certain non-recurring costs.

Reconciliation of GAAP Net Loss to

Non-GAAP Adjusted Earnings (Loss)

(in millions, except per share amounts)

	For the Three Months Ended		For the Nine Months Ended
	September 30, 2016	September 30, 2015	September 30, 2016	September 30, 2015
Net loss	$(101.8)	$(76.9)	$(506.9)	$(146.0)
Adjust for: income tax expense (benefit)	(56.4)	(54.7)	(309.7)	(50.2)

Loss before income taxes	(158.2)	(131.6)	(816.6)	(196.2)
Add/(Subtract):
Goodwill and intangible assets impairment	97.7	—	313.1	56.5
Changes in fair value due to changes in valuation inputs and other assumptions	26.7	147.9	385.8	157.3
Legal and regulatory matters	—	2.2	2.2	7.2
Curtailment expense	—	0.5	—	23.0
Step-up depreciation and amortization	7.8	13.3	23.3	31.8
Step-up amortization of sub-servicing rights	4.3	4.7	8.3	14.6
Share-based compensation expense	2.0	5.9	7.7	14.3
Non-cash interest expense	3.7	3.1	9.5	9.5
Fair value to cash adjustment for reverse loans	0.7	(27.4)	(2.5)	(7.6)
Restructuring and exit costs	2.6	5.5	11.4	8.5
Other(1)	2.6	2.7	22.9	9.1

Adjusted Earnings (Loss)	$(10.1)	$26.8	$(34.9)	$128.0
Tax expense (benefit) at estimated effective tax rate of 38%	(3.8)	10.2	(13.3)	48.7

Adjusted Earnings (Loss) after tax	$(6.3)	$16.6	$(21.6)	$79.3

Adjusted Earnings (Loss) after taxes per common and common equivalent share	$(0.17)	$0.44	$(0.60)	$2.10
Weighted-average common and common equivalent shares outstanding — basic and diluted	36.1	37.8	35.8	37.8

(1)	Includes severance, gain on extinguishment of debt, the net impact of the Non-Residual Trusts; transaction and integration costs; and certain non-recurring costs.